Exhibit 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com
April 24, 2024
Skye Bioscience, Inc.
11250 El Camino Real
Suite 100
San Diego, CA 92130
Re: Registration Statement on U.S. Securities Exchange Commission form S-3.
Ladies and Gentlemen:
We have acted as special Nevada counsel for Skye Bioscience, Inc., a Nevada corporation (the “Company”). We are providing this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company, by means of a post-effective amendment No. 1 to the registration statement filed on Form S-1 (File No. 333-278286), which amendment is to be filed on Form S-3 for the purpose of converting the original registration statement to a form S-3 registration statement (as it may be amended and supplemented, the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) relating to the registration of up to a total 33,753,272 shares of common stock, par value $0.001 per share of the Company (collectively the “Shares”), consisting of all of the following:
1. 6,100,821 Shares issuable pursuant to the Agreement and Plan of Merger and Reorganization, dated August 15, 2023 (the “Merger Agreement”);
2. 2,325,537 Shares issuable pursuant to that certain Securities Purchase Agreement, dated as of August 15, 2023, by and between the Company and the institutional investors identified therein (the “2023 Purchase Agreement”);
3. 2,325,537 Shares issuable upon the exercise of the warrants issued pursuant to the 2023 Purchase Agreement (the “2023 Warrants”);
4. 968,973 Shares issuable upon conversion of a secured convertible promissory note, dated as of August 15, 2023, by and between the Company and MFDI, LLC (the “MFDI Note”);
5. 340,000 Shares issuable upon exercise of that certain warrant, dated as of August 15, 2023, by and between the Company and MFDI, LLC (the “MFDI Warrant”);
6. 11,713,664 Shares issuable pursuant to that certain Securities Purchase Agreement, dated as of January 29, 2024, by and between the Company and the institutional investors identified therein (the “2024 Purchase Agreement”); and

Sky Bioscience, Inc.
April 24, 2024

7. 9,978,739 Shares issuable upon exercise of the pre-funded warrants (the “Pre-Funded Warrants” together with the 2023 Warrants and the MFDI Warrant, the “Warrants”) issued pursuant to the 2024 Purchase Agreement.
In connection with this opinion, we have examined and relied upon:
(i)the Registration Statement,
(ii)the Merger Agreement;
(iii)the 2023 Purchase Agreement;
(iv)the form of the 2023 Warrants;
(v)the MFDI Note;
(vi)the MFDI Warrant;
(vii)the 2024 Purchase Agreement;
(viii)the form of the Pre-Funded Warrants; and
(ix)the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (the “Organizational Documents”).
We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We note that the Company reserved, and assume that it will continue to reserve, sufficient authorized but unissued shares of its common stock to allow for all of the above issuances.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Merger Agreement, the 2023 Purchase Agreement, the MFDI Note, the MFDI Warrant, and the 2024 Purchase Agreement, as applicable, the Shares will be validly issued, fully paid and nonassessable.

Sky Bioscience, Inc.
April 24, 2024

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Nothing herein shall be deemed an opinion as the laws of any jurisdiction other than the State of Nevada except we express no opinion concerning any securities law or rule or any law or rule regulating the purchasers of the Shares.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.
The opinions expressed herein are given as of the date hereof, and we expressly decline any undertaking to revise or update any of the opinions subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof which would cause us to modify our opinions, in whole or in part. This opinion letter is provided for use in connection with the Registration Statement and may only be relied upon by the Company and its, agents, successors, and assigns. To the extent required, the Company and any of its respective permitted successors and assigns is permitted to show this letter to any auditor, accountant, attorney or other professional advisor or regulator. Delivery of this opinion letter pursuant to the previous sentence, however, shall not entitle the persons to whom it is delivered to rely on it. This letter may not be used or relied upon by any other person for any other purposes.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.
CETE/CDOL